Exhibit 10.2

SEPARATION & RELEASE AGREEMENT
This SEPARATION & RELEASE AGREEMENT (this “Release”) is entered into on December 6, 2019, by and between Forestar Group Inc. (the “Company”) and Charles D. Jehl (“Employee”) (each of the foregoing individually a “Party” and collectively the “Parties”).
WHEREAS, the Parties are parties to that certain Change in Control/Severance Agreement dated as of July 15, 2007, as thereafter amended by that certain First Amendment dated December 31, 2017 (the “Severance Agreement”; capitalized terms not otherwise defined herein shall have the meanings assigned to them in the Severance Agreement); and
WHEREAS, Employee and the Company wish to resolve all matters related to the Employee’s employment with the Company and his resignation thereof, on the terms and conditions expressed in this Release; and
WHEREAS, this Release was first tendered to Employee on November 17, 2019.
NOW THEREFORE, in consideration of the mutual promises contained herein, the Parties, intending to be legally bound, agree as follows:
1.Resolution of Disputes. The Parties have entered into this Release as a way of severing the employment relationship between them and amicably settling any and all potential disputes (the “Disputes”) concerning Employee’s service with the Company or the cessation thereof. The Parties desire to resolve the above referenced Disputes and all issues raised by the Disputes, without the further expenditure of time or the expense of contested litigation. Additionally, the Parties desire to resolve any known or unknown claims as more fully set forth below. For these reasons, they have entered into this Release.
2.Separation. Employee and the Company agree that Employee’s employment with the Company and its affiliates ceased by Employee’s voluntary resignation and Employee resigned all his positions with the Company and its affiliates, including any officerships and directorships he may have held with the Company or any of its affiliates, effective as of 11:59 pm local time on November 5, 2019 (the “Separation Date”).
3.Payments; Benefits.
(a)Accrued Rights. Employee shall be entitled to payment of all amounts due under Sections 5.2 and 5.3 of the Severance Agreement as set forth therein.
(b)Separation Benefits. In accordance with the Severance Agreement and conditioned upon Employee’s execution, delivery and nonrevocation of this Release (including the Employee General Release (as defined below) that forms a material part of this Release) on or prior to December 9, 2019 (which is at least 21 days after this Release was first provided to Employee), the Company shall provide Employee with the payments and benefits described in Section 6.1 of the Severance Agreement. Such payments shall be made in accordance with the terms of Sections 6.3 and 6.5 of the Severance Agreement (or Section 9.2 thereof should Employee die while any amount remains payable to him hereunder) For the avoidance of doubt, all payments to be paid by Company to Employee as set forth in this Release shall, if Employee dies while any payments hereunder remain payable, be paid to the executors, personal representatives or administrators of the Employee’s estate in accordance with the terms of this Release. after this Release becomes effective and irrevocable in accordance with its terms. Notwithstanding the foregoing or anything to the contrary contained in the Severance Agreement, the parties acknowledge and agree that (1) Employee has been provided with a copy of the 280G calculations prepared by Hunton Andrews Kurth LLP dated November 15, 2019, and as updated as of December 2, 2019 and December 3, 2019 (the “280G Calculations”) in connection with his resignation and agrees the 280G Calculations are sufficient for purposes of all determinations under Section 6.2 of the Severance Agreement, (2) the aggregate cash amount payable to him pursuant to Sections 6.1(A), 6.1(E) and 6.1(F) of the Severance Agreement totals $1,714,835, which amount shall be subject to the six-month delay described in Section 6.3 of the Severance Agreement, as required by Section 409A(a)(2)(B)(i) of the Internal Revenue Code of 1986, as amended (the “Code”), (3) Employee is not entitled to any amounts pursuant to Section 6.1(D) of the Severance Agreement or any perquisites pursuant to Section 6.1(H) of the Severance Agreement, and (4) in full satisfaction of the Company’s obligations under Section 6.1(B) of the Severance Agreement, the Company shall provide the payments and benefits described in footnote 10 to the 280G Calculations. For the avoidance of doubt, the payments and benefits described herein (and in the 280G Calculations) shall fully discharge all liabilities of the Company to Employee under the Severance Agreement other than any amounts which may be payable or become payable under Section 6.4 thereof and specifically regarding the payment of attorneys’ fees pursuant to Section 6.4 of the Severance Agreement, the Company agrees that amounts of $27,305 from Enoch Kever PLLC and $3,135 from Cook Brooks Johnson PLLC were incurred in good faith and are otherwise payable by the Company pursuant to Section 6.4 of the Severance Agreement.

(c)Withholding Deductions. All payments made by the Company to Employee hereunder shall be subject to and made in accordance with all applicable tax withholding and other deductions.
4.Additional Consideration. In further consideration of Employee’s execution, delivery and nonrevocation of this Release (including the Employee General Release (as defined below) that forms a material part of this Release) on or prior to December 9, 2019 and Employee’s compliance with his obligations hereunder (including under Section 7 hereof), the Company shall pay Employee an additional $125,000 payment, to which he agrees he is not otherwise entitled (the “Supplemental Payment”). Subject to Employee’s execution, delivery and nonrevocation of this Release on or prior to December 9, 2019, the Supplemental Payment shall be made by the Company to Employee in a single, cash lump sum by no later than December 31, 2019.
5.No Other Benefits. Except as provided in this Release and the Severance Agreement, Employee shall not be entitled to receive any other payment, benefit or other form of compensation from the Company in connection with his employment with the Company or the termination thereof.
6.No Representations as to Taxation. The Company makes no representations regarding the taxability or legal effect of the payments described in this Release or the Severance Agreement, and Employee is not relying on any statement or representation of the Company in this regard. Employee will be solely responsible for the payment of any taxes and penalties assessed on the payments made hereunder or thereunder.
7.Non-Disparagement. The Parties shall not, at any time on or after the date hereof make any statements that disparage the other party (including any parent, subsidiary or affiliate of the Company) in any way that adversely affects the goodwill, reputation or business relationships of the other Party (including any such parent, subsidiary or affiliate of the Company) with the public generally or, with respect to the Company and any parent, subsidiary or affiliate of the Company, with their respective customers, vendors or employees.
8.Employee Release.
(a)In consideration of the payments (less all applicable withholdings) set forth in Section 3(b) above and subject to the Company’s execution and delivery of this Release in the space provided below (the “Employee Consideration”), Employee, on behalf of himself and his agents, heirs, executors, successors and assigns (collectively, the “Employee Parties”), knowingly and voluntarily releases, remises, and forever discharges the Company and its parents, subsidiaries or affiliates, together with each of their current and former principals, officers, directors, partners, shareholders, agents, representatives and employees, and each of their respective affiliates, and each of the above listed person’s heirs, executors, successors and assigns whether or not acting in his or her representative, individual or any other capacity (collectively, the “Company Releasees”), to the fullest extent permitted by law, from any and all debts, demands, actions, causes of actions, accounts, covenants, contracts, agreement, claims, damages, costs, expenses, omissions, promises, and any and all claims and liabilities whatsoever, of every name and nature, known or unknown, suspected or unsuspected, both in law and equity (“Claims”), which Employee ever had, now has, or may hereafter claim to have against the Company Releasees by reason of Employee’s employment with the Company or any other Company Releasee, the termination thereof, or any other matter, cause or thing whatsoever relating thereto arising from the beginning of time to the time he signs this Release (the “Employee General Release”). The Employee General Release shall apply to any Claim of any type, including, without limitation, any Claims with respect to Employee’s entitlement to any wages, bonuses, benefits, payments, or other forms of compensation; any claims of wrongful discharge, breach of contract, breach of the covenant of good faith and fair dealing, violation of public policy, defamation, personal injury, or emotional distress; any Claims of any type that Employee may have arising under the common law; any Claims under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act, the Fair Labor Standards Act, the federal Workers’ Adjustment and Retraining Notification Act, the Sarbanes-Oxley Act, each as amended; and any other federal, state or local statutes, regulations, ordinances or common law, or under any policy, release, contract, understanding or promise, written or oral, formal or informal, between any of the Company Releasees and Employee, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Employee’s employment relationship, or the termination of his employment, with the Company or any Company Releasee.
(b)Employee intends that the Employee General Release extend to any and all Claims of any kind or character related to the Company or any Company Releasee, and Employee, on behalf of himself, his agents, heirs, executors, successors and assigns, therefore expressly waives any and all rights granted by federal or state law or regulation that may limit the release of unknown claims.

(c)Employee represents and warrants that Employee has not filed, and Employee will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any claim released by this Release before any federal, state, or local administrative agency or court against any Company Releasee, concerning any event occurring prior to the signing of this Release. Employee further represents and warrants that his resignation from the Company is not the result of any issue, concern or disagreement with the Company’s strategy, operations, accounting, financial reporting or internal control over financial reporting.
(d)Employee understands that nothing contained in this Release limits Employee’s ability to file a charge or complaint with any federal, state or local governmental agency or commission (each a “Government Agency”). Employee further understands that this Release does not limit Employee’s ability to communicate with any Government Agency or otherwise participate in any investigation or proceeding that may be conducted by any Government Agency, including providing documents or other information, without notice to the Company. However, to the maximum extent permitted by law, Employee agrees that if such a charge or complaint is made, Employee shall not be entitled to recover any individual monetary relief or other individual remedies. This Release does not limit or prohibit Employee’s right to receive an award for information provided to any Government Agency to the extent that such limitation or prohibition is a violation of law. The Parties also hereby agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by any party.
(e)Nothing in this Section 8 shall be deemed to release (i) Employee’s right to enforce the terms of this Release, (ii) Employee’s rights, if any, to any vested benefits as of Employee’s last day of employment with the Company under the terms of an employee compensation or benefit plan, program or arrangement in which Employee is a participant, (iii) any rights of the Employee to indemnification or advancement of expenses under any of the organizational documents of, or any other agreement with, the Company or of any Affiliate of the Company, or (iv) any Claim that cannot be waived under applicable law, including any rights to workers’ compensation or unemployment insurance.
(f)Employee hereby represents and warrants to the Company that Employee is the sole owner of any Claims that he may now have or in the past had against any of the Company Releasees and that Employee has not assigned, transferred, or purported to assign or transfer any such Claim to any person or entity.
9.Company Release.
(a)In consideration of the Employee General Release granted by the Employee to the Company above, and subject to the Employee’s execution and delivery of this Release in the space provided below (the “Company Consideration”), the Company, on behalf of itself and its affiliates, knowingly and voluntarily releases, remises, and forever discharges the Employee and the Employee Parties (collectively, the “Employee Releasees”), to the fullest extent permitted by law, from any and all known Claims (except as otherwise provided herein) which the Company ever had, now has, or may hereafter claim to have against the Employee Releasees by reason of Employee’s employment with the Company or any other Company Releasee, the termination thereof, or any other matter, cause or thing whatsoever relating thereto arising from the beginning of time to the time the Company signs this Release (the “Company General Release”). Except as otherwise provided herein, the Company General Release shall apply to any Claim of any type, including any federal, state or local statutes, regulations, ordinances or common law, or under any policy, release, contract, understanding or promise, written or oral, formal or informal, between any of the Employee Releasees and the Company, and shall further apply, without limitation, to any and all Claims in connection with, related to or arising out of Employee’s employment relationship, or the termination of his employment, with the Company or any Company Releasee. Notwithstanding anything in this Release to the contrary, under no circumstances shall the Company General Release apply to any Claim of any kind unless the Company had actual knowledge of the facts or circumstances giving rise to such Claim as of the date of termination of the Employee’s employment with the Company.
(b)The Company represents and warrants that the Company has not filed, and the Company will not file, any lawsuit or institute any proceeding, charge, complaint or action asserting any claim released by this Release before any federal, state, or local administrative agency or court against any Employee Releasee, concerning any event occurring prior to the signing of this Release. The parties hereto also hereby agree that nothing contained in this Release shall constitute or be treated as an admission of liability or wrongdoing by any party.
(c)Nothing in this Section 9 shall be deemed to release (i) the Company’s right to enforce the terms of this Release, or (ii) any Claim that cannot be waived under applicable law.
(d)The Company hereby represents and warrants to the Employee that the Company is the sole owner of any Claims that it may now have or in the past had against any of the Employee Releasees and that the Company has not assigned, transferred, or purported to assign or transfer any such Claim to any person or entity.
10.Choice of Law. This Release shall be construed and enforced under and be governed in all respects by the laws of the State of Texas, without regard to the conflict of laws principles thereof.

11.Notices. All notices required by this Release must be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to the Employee at his last known address on the books of the Company or, in the case of the Company, at each entity’s principal place of business, attention of the Legal Department or to such other address as any Party may specify by notice to the other actually received.
12.Entire Release. This Release, together with the surviving provisions of the Severance Agreement, sets forth the entire agreement between the Parties hereto and expressly supersedes any and all prior agreements or understandings between the Parties hereto pertaining to any of the subjects addressed herein. In the case of any conflict between this Release and the Severance Agreement, the provisions of this Release shall control.
13.Waiver. No waiver of any provision hereof shall be effective unless made in writing and signed by the waiving Party. The failure of either Party to require the performance of any term or obligation of this Release, or the waiver by either Party of any breach of this Release, shall not prevent any subsequent enforcement of such term or obligation or be deemed a waiver of any subsequent breach.
14.Amendment. This Release may be amended or modified only by a written instrument signed by Employee and by an expressly authorized representative of the Company.
15.Counterparts. This Release may be executed in two or more counterparts, each of which shall be an original and all of which together shall constitute one and the same instrument.
16.Consultation with Attorney; Voluntary Agreement. The Company advises Employee to consult with an attorney of his choosing prior to signing this Release. Employee understands and agrees that he has the right and has been given the opportunity to review this Release and, specifically, the Employee General Release in Section 8 above, with an attorney. Employee also understands and agrees that he is under no obligation to consent to the Employee General Release set forth in Section 8 above. Employee acknowledges and agrees that the Employee Consideration is sufficient consideration to require him to abide with his obligations under this Release, including but not limited to the Employee General Release set forth in Section 8. Employee represents that he has read this Release, including the Employee General Release set forth in Section 8 and understands its terms and that he enters into this Release freely, voluntarily, and without coercion.
17.Revocation Rights. This Release was first provided to Employee on November 17, 2019. Employee acknowledges and represents that he has been given at least twenty-one (21) days during which to review and consider the provisions of this Release and, specifically, the Employee General Release set forth in Section 8 above, although he may sign and return it sooner if he so desires. Employee further acknowledges and represents that he has been advised by the Company that he has the right to revoke this Release for a period of seven (7) days after signing it. Employee acknowledges and agrees that, if he wishes to revoke this Release, he must do so in a writing, signed by him and received by the Company no later than 5:00 p.m. central time on the seventh (7th) day of the revocation period. If the last day of the revocation period falls on a Saturday, Sunday or holiday, the last day of the revocation period will be deemed to be the next business day. If no such revocation occurs, the Employee General Release and this Release shall become effective on the eighth (8th) day following his execution of this Release. Employee further acknowledges and agrees that, in the event that he revokes this Release, it (including the Company General Release) shall have no force or effect, and he shall have no right to receive any severance payments pursuant to Section 3(b) hereof.
PLEASE READ CAREFULLY. THIS RELEASE INCLUDES A RELEASE OF ALL KNOWN OR UNKNOWN CLAIMS. THE PARTIES HAVE READ THIS RELEASE, UNDERSTAND AND KNOWINGLY AND VOLUNTARILY ACCEPT EACH OF ITS TERMS, AND AGREE TO BE FULLY BOUND HEREUNDER.
IF THE TERMS OF THIS RELEASE ARE ACCEPTED, PLEASE SIGN AND RETURN THIS RELEASE TO MATT STARK, SVP Corporate Counsel, Forestar Group Inc. AT 10700 Pecan Park Blvd., Suite 150, Austin, Texas 78750 ON OR PRIOR TO DECEMBER 9, 2019.
[Signature Page follows.]

IN WITNESS WHEREOF, the Parties hereto, intending to be legally bound hereby, have duly executed this Release, as of the date first above written.

EMPLOYEE:

By:	/s/ Charles D. Jehl
Name:	Charles D. Jehl
Date:	December 6, 2019

COMPANY:
FORESTAR GROUP INC.

By:	/s/ Daniel C. Bartok
Name:	Daniel C. Bartok
Title:	Chief Executive Officer
Date:	December 6, 2019